Exhibit 10.49

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Matthew Foster (“Foster”), an individual, and Ascent Solar Technologies, Inc., a Delaware corporation (“Ascent Solar”):

RECITALS

A.            Effective December 8, 2005, Foster and Ascent Solar entered into an Executive Employment Agreement (“Employment Agreement”) whereby Foster was employed as Ascent Solar’s Chief Executive Officer. The Employment Agreement was amended, effective June 29, 2007.

B.            On September 19, 2008 (“Notice Date”), Ascent Solar and Foster agreed that Foster’s employment with Ascent Solar will terminate effective October 19, 2008 (“Separation Date”).

C.            The parties wish to memorialize the terms of Foster’s separation and provide a structure for payout of the severance pay pursuant to the terms and conditions set forth in this Agreement and Foster’s Employment Agreement.

AGREEMENT

1.             Termination of Employment. Foster’s employment with Ascent Solar will terminate effective as of the Separation Date. For purposes of Foster’s Employment Agreement, the termination of his employment is a Termination Without Cause.

2.             Compensation owed. Foster acknowledges receipt of all compensation, including accrued but unused vacation time, due from Ascent Solar through the payroll period immediately prior to the Notice Date. Foster acknowledges that he will receive all owed final compensation, including any accrued but unused vacation time and earned bonuses or pro-rate share thereof, on his Separation Date. Ascent Solar shall commence paying Foster the severance benefit provided for in paragraph 6(b) of his Employment Agreement (“Contractual Severance Benefit”) commencing on the first regular payday following the Separation Date.

3.             Separation Benefit: Subject to the provisions of this Agreement and provided Foster performs all of his obligations and satisfies all conditions precedent under this Agreement, and does not revoke his acceptance of this Agreement, Ascent Solar will provide Foster with the following separation benefits (the “Separation Benefits”) in addition to the Contractual Severance Benefit:

(a)           Acceleration of the vesting of all stock options to which Foster is entitled pursuant to option grants made on November 18, 2005 and February 27, 2006 under the Ascent Solar Technologies, Inc. 2005 Stock Option Plan and Stock Option Agreement, with the acceleration to be effective October 19, 2008.

(b)           A lump-sum payment of Seventy-Five Thousand and 00/100 Dollars ($75,000.00), less required withholding, payable by October 19, 2008.

(c)           If Foster elects to continue medical and dental coverage under COBRA (for Foster and Foster’s immediate family), Ascent Solar will, for a period of twelve (12) months following the Separation Date, pay that portion of Foster’s COBRA premium that corresponds to the same level of medical and dental benefits insurance coverage paid for by Ascent Solar as of the Notice Date (the “COBRA Benefits”). Foster understands that Foster has the obligation to formally elect COBRA coverage if such coverage is desired and that Ascent Solar may, at its discretion, reimburse Foster for COBRA payments or make COBRA payments directly on behalf of the Foster.

(d)           The Company waives any contractual lock-up restrictions imposed by it otherwise preventing the sale by Foster of restricted shares acquired by him in November 2005.

The Separation Benefits do not constitute nor are they intended to be any form of compensation to Foster for any services to Ascent Solar.

4.             Consideration. Foster acknowledges that the Separation Benefits constitute a substantial economic benefit to Foster, and that they constitute good and valuable consideration for the various commitments undertaken by Foster in this Agreement.

5.             Parties Released. For purposes of this Agreement, the term “Releasees” means Ascent Solar, its past and present parents, subsidiaries, divisions, and affiliated entities; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, members, partners, directors, managers, trustees, officers, employees, agents, independent contractors, attorneys and insurers.

6.             General Release. Foster, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, that Foster holds as of the date Foste he signs this Agreement, or at any time he previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

(a)           Arising out of or in any way related to Foster’s employment with Ascent Solar or the termination of his employment;

(b)           Arising out of or in any way related to any contract or agreement between Foster and Ascent Solar;

(c)           Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Sarbanes-Oxley Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Foster is legally entitled thereunder); the Colorado Constitution; the Colorado antidiscrimination statute (Title 24, Article 34, Part 4); and the Colorado Wage Act;

(d)           Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement; and

(e)           Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, judicial or administrative decision, order, policy or regulation (i) prohibiting employment discrimination; (ii) providing for the payment of wages, benefits, or paid or unpaid leave of absence; (iii) creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, and the implied obligation of good faith and fair dealing; (iv) creating rights or claims arising out of or relating to any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or (v) creating rights or claims relating to or involving any misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery; fraud, negligence, or wrongful discharge.

7.             Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Foster is legally entitled under ERISA), which Foster holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

8.             Employee Waiver of Rights. As part of the foregoing General Release, Foster is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from the Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Foster in connection with any Claim released in this Agreement.

9.             Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Foster agrees that he will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Foster from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10.           Remedies for Breach. If Foster, or anyone on his behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act), or if Foster breaches any of the terms of this Agreement, then (a) Foster shall  be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach and (b) payments on the Contractual Severance Benefit shall cease.

11.           No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Foster, and particularly any liability arising out of or in any way related to his employment with Ascent Solar or the termination of his employment.

12.           Additional Post-Employment Covenants.

(a)           With respect to Ascent Solar’s trade secrets and other confidential information, Foster hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations to which he is subject under any agreement with Ascent Solar, including without limitation, the Employee Invention Assignment and Non-Disclosure Agreement executed by Foster on December 12, 2005 (“NDA”) and the nondisclosure obligations set forth in Foster’s Employment Agreement, as well as the Colorado Uniform Trade Secrets Act.

(b)           Foster shall keep confidential the existence of this Agreement and its terms, and agrees that neither he, nor his attorneys, nor any of his agents shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Colorado Civil Rights Commission or any other federal, state or local fair employment practices agency), unless written consent is given by Ascent Solar’s Chairman of the Board of Directors, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Foster from disclosing the terms of this Agreement to his respective attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.

(c)           Foster will not access or attempt to access, directly or indirectly, by any matter whatsoever, Ascent Solar’s computer network, including without limitation, Ascent Solar’s e-mail system (other than to transmit e-mail messages for a legitimate business purpose), Ascent Solar’s electronic document storage and retrieval system, and Ascent Solar’s computer network servers and related equipment.

(d)           Foster shall comply with all United States and Colorado securities laws through which he has obligations as a result of his employment with Ascent Solar.

(e)           Foster agrees that for a period of two (2) years following the termination of his employment with Ascent Solar, he will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with Ascent Solar’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of Ascent Solar with any Customer or vendor of Ascent Solar or induce any such Customer or vendor to cease doing business with Ascent Solar. For purposes of this paragraph, the term “Customer” means (i) a customer of Ascent Solar to which Foster sold or provided the Ascent Solar’s products or services at any time during the two (2) year period immediately preceding the termination of his employment, (ii) any entity for which Foster orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Ascent Solar at any time during the two (2) year period immediately preceding the termination of his employment, or (iii) any entity as to which Foster acquired Confidential Information (as that term is defined in Foster’s NDA at any time during his employment with the Ascent Solar.

(f)            Foster agrees that for a period of two (2) years following the termination of his employment with Ascent Solar, he will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may interfere with Ascent Solar’s relationship with any of its employees, including without limitation, inducing an employee of Ascent Solar (who is employed by Ascent Solar as of the Notice Date) to leave the employ of the Company.

13.           Warranty of Return of Ascent Solar Property. Foster warrants and acknowledges that upon termination of his employment with Ascent Solar, he turned over to Ascent Solar all equipment or other property issued to him by Ascent Solar, along with all documents, notes, computer files, and other materials which he had in his possession or subject to his control, relating to Ascent Solar and/or any of its customers. Foster further warrants and acknowledges that he has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

14.           Consideration Period. Foster is advised to consult with an attorney of his choice prior to signing this Agreement. Foster understands that he has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run on the Notice Date, which Foster acknowledges is the date on which he received a copy of this Agreement (if not earlier).

15.           Revocation Period. Foster understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.

16.           Nondisparagement. Foster shall not make any disparaging remarks about the Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services.

17.           Warranty of Understanding and Voluntary Nature of Agreement. Foster acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement;

and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

18.           Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

19.           Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Foster and Ascent Solar with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

20.           No Waiver By Ascent Solar. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Foster and Ascent Solar’s Chairman of the Board of Directors.

21.           Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Foster and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and Ascent Solar and its successors and assigns.

22.           Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

23.           Consulting Agreement.  The parties anticipate that Foster and Ascent Solar will execute a consulting agreement pursuant to which Foster may render services to Ascent Solar for a period of up to one year following the Separation Date.

ASCENT SOLAR TECHNOLOGIES, INC.			MATTHEW FOSTER

By:	/s/ Mohan Misra	9/19/08	/s/ Matthew Foster	9/19/08
Chairman of the Board		Date	Date